UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

ROMAN DBDR TECH ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:
Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not Applicable

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Know Who Drives Return

CompoSecure / DBDR Going Beyond Metal Cards into Crypto w/ CEOs Jon Wilk & Don Basile

October 22, 2021

Boardroom Alpha

Season 1 Episode 12

https://podcast.boardroomalpha.com/1849948/9415444-composecure-dbdr-going-beyond-metal-cards-into-crypto-w-ceos-jon-wilk-don-basile

David Drapkin (Boardroom Alpha): 0:00

Hey everyone, thanks for listening to Know Who Drives Return. To listen to all of our podcasts, be sure to visit podcast boardroom alpha.com. And make sure to subscribe so you don't miss any for ongoing daily analysis, check out our channel at thestreet.com/boardroomalph. And don't forget to sign up for our newsletter. And now back to the episode. Hello, everyone. I'm David Drapkin. And welcome back to the latest episode of Know Who Drives Return from Boardroom Alpha. Today we're very excited to have on Dr. Don Basile who's the CEO of Roman DBDR Acquisition Co. and Jon Wilk who's the CEO of CompoSecure is going public via reverse merger with Roman DBDR. Jon, welcome.

Jon Wilk (CEO, CompoSecure): 0:54

Thanks, David. Thanks for having us.

David Drapkin (Boardroom Alpha): 0:56

And Don, welcome. Welcome to you as well.

Dr. Donald Basile (CEO, DBDR): 0:58

Thank you for having us, David. Great to be here.

David Drapkin (Boardroom Alpha): 1:01

Thank you. So just want to start off, Jon, you know, a little bit of your career background. You've obviously had a long career in the financial payments sector, having been your former head of product and cmo for JP Morgan's can consumer bank amongst other stops, like can you touch touch a bit on your career, a little bit about your experience and what that brings to the campus security team?

Jon Wilk (CEO, CompoSecure): 1:23

Sure, so I did spend a lot of time in banking, at Bank of America, ran strategy and m&a for all of their payments related businesses, then took over a multi-billion dollar P&L on the retail banking side, evolved over to corporate payments, running Treasury services, the product area globally for the bank, and then moved over to JPMorgan, as you mentioned, running all the retail banking products, checking savings, debit and prepaid and also serving as the Chief Marketing Officer for the retail bank. I had a great run in in banking, I loved what I was doing. But I was hired by a private equity firm about seven years ago to lead a turnaround of a software business and did that successfully and sort of caught the bug and joined CompoSecure about five and a half years ago.

David Drapkin (Boardroom Alpha): 2:17

Nice a banker in recovery is a story we've seen a few times. Right.

Jon Wilk (CEO, CompoSecure): 2:23

Exactly.

David Drapkin (Boardroom Alpha): 2:24

And Don, how about yourself, you've also had quite the career spanning multiple industries over a long period of time. Can you talk a little bit about yours and maybe some highlights?

Dr. Donald Basile (CEO, DBDR): 2:33

Thanks, David. You know, I'm a technologist by training PhD from Stanford, I got to Stanford in the mid 80s, finished my PhD in distributed computing in '92. And got into the venture industry. So I've been in the venture industry creating companies for 30 plus years. I think the biggest highlight of that is a little over 20 years ago, I partnered up with the doll family Dixon Doll, who was the founder of DCM VC after Excel Chairman, the nbca, was elected in march to the Hall of Fame. And a his son Dixon Doll Jr. and I then went on to create back to back storage companies from zero to public on New York Stock Exchange in 2011, 2013 timeframe. So we've got a great 20 year partnership and Roman DBDR is our partnership between the Doll family and myself. And we're just excited to also have a venture now be on the public equity side, as well. And you know, we're very fortunate to have found CompoSecure last year, and we're excited to talk about it with you today.

David Drapkin (Boardroom Alpha): 3:29

That's awesome. And just one question given you've had two goes before at, you know, transitioning a company from from pilot to sorry, private to public, you know, Violin maybe didn't turn out exactly as you would expect it. So I wonder if there's any lessons, lessons learned that you can bring from from that experience, you know, to this new one with CompoSecure?

Dr. Donald Basile (CEO, DBDR): 3:51

Yeah, you know, when you have a great management team, don't change it. Number one, we had a great management team, we're number one, the board aside of the change management team to when they thought was better, obviously, they were worse. You know, here, we have a great leader in Jon and and we get behind Jon and the team. And we support them. I think that, you know, we've actually been across many, many companies taking them public. The ones you point out happening ones, we found it, but across our venture funds, and, you know, we have dozens of companies who've taken through the transition. So I think you want to have a great team and in a great market. And you want to back that team fully. And I think that we have a great team. We have a great market and what we've been working on is just backing them fully. I think you're going to see that this company is going to do very, very well,

David Drapkin (Boardroom Alpha): 4:37

For sure. And so let's get into into the company directly. Jon, can we have the quick overview of CompoSecure and a little bit about your business?

Jon Wilk: 4:49

Sure, so we're not a startup and around more than 20 years, we've built pretty extraordinary existing business. I joined the company A little over five years ago, we're about $80 million in revenue grew to over $260 million in revenue during that timeframe, we serve some of the leading clients leading banking and FinTech clients in the world with our premium metal cards, including JPMorgan, American Express, Capital One, and fintechs, like N26, Revolute, Monzo, Curve, etc. And so with that, we've got an existing business that's showing nice growth, really strong margins, but a history in security and technology, and cryptography with the chip technology that we used in payments over the last 20 years. And we are evolving that into security and authentication business, leveraging a three factor authentication solution that we call Arculus, the first application of that will be in that crypto space that launched last month. And we also believe there's huge opportunity for us outside of crypto in financial services, fintechs, gambling, gaming, entertainment and other verticals. The total addressable market of our existing business is massive, the total addressable market of the new spaces that we're attacking, we think is even bigger.

David Drapkin (Boardroom Alpha): 6:27

Right, right. You mentioned you're not a startup, or more typical, you know, some pre-revenue company that you've seen a lot of the specs, so we start off with with the metal cards business, obviously, more mature has been around for a while. But can you talk about, you know, what the growth looks like there, you know, are people going to want credit cards in their wallet in 5 to 10 years with the proliferation of things like Apple Pay and, you know, attachment to your phone as as the as the only thing you really need to get going in financial payments?

Jon Wilk (CEO, CompoSecure): 6:58

Yeah, so Apple Pay is more than six years old at this point. And its adoption curve, in my view is very anapa, like terms of its penetration of us retail sales after six years. And the reason behind that the consumer research would tell you that consumers don't believe the phone is as secure a way to pay as a credit card, which has worked extraordinarily well for the last 50 years for them. Second, consumers don't understand some of the processes that underlie Apple Pay versus how they use cards today, if they have a problem with a merchant, do they call apple? Do they call the merchant do they call their card company, they don't know. And that's what the underlying consumer research suggests, you know, people still write checks in this country, the demise of the check was predicted 20 or 30 years ago, and people are still writing checks in this country, cards are going to be around in our view, 15 years from now. And so mobile will continue to evolve. I concur that at the same time, we think the Oculus solution leverages the best of both worlds, where we've got a card form factor that can securely store your private keys, and a mobile app and a wallet, where you can see and visualize your crypto assets or non fungible tokens or NFT's. Right.

David Drapkin (Boardroom Alpha): 8:29

And I can anecdotally concur with, you know, still wanting a credit card, but maybe I'm a little bit old school. You mentioned your high margins, you know, some would say that now that that's out in the public, how do you view those going forward? Are your customers going to put pressure on you to, to lower any costs there.

Jon Wilk (CEO, CompoSecure): 8:50

So our margins have been shared with our largest customers. For a number of years, we've been through multiple RFP cycles with each of our largest clients and have contracts in place that run, you know, another three years and another two plus years in each of those examples. So, you know, it's something we always watch, but it's information that that's been shared.

David Drapkin (Boardroom Alpha): 9:18

And so, you know, obviously, again, the metal cards business is there and established, skeptics would point to adoption in the crypto world and the crypto product being you know, the bigger risk for the company with with the cold storage, how would you characterize that risk and how do you view you know, adoption of this product given it's in the infancy stage, and crypto can be very unpredictable and volatile and changing so fast?

Jon Wilk (CEO, CompoSecure): 9:48

Yeah, so David, I want to I want to come back we didn't close on one point related to our existing business, I just want to make sure it's clear. Alright. So in our existing business, you know, There are more than 13 billion payment cards in circulation. There are four to 5 billion payment cards issued in any given year, we issued 20 million metal cards last year or a half a percent. So we still think we're in the early innings of this story domestically in the US, we think we're perhaps in the second or third inning to use a baseball analogy. Internationally, we still think we're in the first inning. And so you've got domestic growth, you've got international growth, and then FinTech clients, both domestic and international. The activity levels that we're seeing among fintechs is is extraordinary. And that is, you know, giving us continued excitement around that core business, you asked about sort of us entering new space. And I would say the following to you, right, there are startups that are trying to enter the crypto space, the cold storage space. And when I look at where I would want to purchase a security device, a cold storage device, you know, I think about somebody in a startup in a garage in Eastern Europe or China, versus a company that is based in New Jersey to manufacturing facilities in New Jersey, we get audited by Visa, MasterCard, American Express every year to payment card industry standards of security. So a highly secure, scaled manufacturing business, you know, that produced over 20 million cards last year, our ability to produce volume, with high security, we think is really strong. But then combine that with the Arculus product, which we think brings you far stronger security solution, far better user interface, and our ability to scale and grow with unit economics that we think can tackle the best in the business. That is our right to win. And we will be aggressive in the market. And we we think we will win.

David Drapkin (Boardroom Alpha): 12:10

And I know you just launched either earlier this month or last month, but any I know it's early days, any indication so far as to how that rollout has been has been received or is going.

Jon Wilk (CEO, CompoSecure): 12:23

So we've got, we've turned on, you know, the ability to buy, certain customers are buying and receiving their Arculus cards. Now, we've got a lot of marketing activity out there. You can see now some of the ads we've run on CNBC or Bloomberg or other outlets. And combined with discussions that we're having with crypto exchanges, FinTech companies, traditional banks, where we intend to white label this product, right. So in addition to selling BTC, we think our greater success is in the b2b space, which is our heritage, and we know how to partner and create Win Win opportunities with businesses, and the response that we've seen in those conversations has been quite positive. Right,

David Drapkin (Boardroom Alpha): 13:17

right. And do you see interest just given again, with the volatility and the fluctuation of Bitcoin and interest, you see interest from the consumer sort of moving along those lines in terms of, you know, what the what the market sentiment is,

Jon Wilk: 13:34

with, you know, when you look at the number of users that are entering the crypto space, every day, every week, every month at this point, you know, we look back down and I at the projections that we had six months ago for the number of crypto users. And if you look at public filings from Coinbase, or RobinHood or others, you know, you can see that those numbers are, you know, way in the rearview mirror at this point. So the growth is happening, I think far faster than we even predicted, you know, six to 10 months ago. On top of that, though, we've seen security is an even bigger issue, year to date from some of the sources we look at, which suggests that there's been over a billion dollars in crypto that's been hacked year to date, huge growth over last year, highlighting the need for increased security. And ultimately, today, most customers are storing their crypto in a hot wallet where the exchange holds their private keys. And if that's the case, if the exchange is hacked, if your device is compromised, or if your username and password are compromised, your crypto can vanish. So we think the need for cold storage is you know, is really significant and growing based on the security needs that are out there, but the solutions that are out there In our view, are too hard to use, they create too much friction for consumers. So the ability to, you know, essentially tap, you know, your Arculus card to your phone. Essentially to transact using your biometric a pin and your Arculus card, we've made it as easy as one click checkout to operate a wallet using cold storage.

David Drapkin (Boardroom Alpha): 15:26

And if I lose my card is that is a similar to, you know, losing a traditional credit card in terms of the security, the replacement and the, you know, ease of access canceling rather.

Jon Wilk: 15:39

So we use think about losing your card from from two factors, right one is, is your crypto secure. And with the three factor authentication solution, you need your biometric, your pin, and your Arculus card to be able to transact so there's not a concern on losing the card itself. In terms of recovering and getting back into your wallet, we use an industry standard people refer to as the BIP 39 standard, where there are 12 common words that you will receive as part of your setup process, you would store those in a safety deposit box or a safe and keep those separate and apart. If you lost your card, you would use that 12 word recovery phrase to essentially you'd buy a new card and reestablish your wallet.

David Drapkin (Boardroom Alpha): 16:33

And then I guess Lastly, before we get to some of the deal questions, you mentioned some new new markets, new products down the line gaming, other digital assets. warranty trading? Can you can you touch a bit on some of those verticals? And how your setup to achieve that.

Jon Wilk (CEO, CompoSecure): 16:52

Yeah, so if you think about what we described a three factor authentication solution, we believe there is applicability in crypto, but also in those other verticals that you described in the gaming industry. And Don can comment on this as well. There are three or four key needs that we think Arculus can solve. One is strong customer authentication for login. So that you know, for example, if you are on an E-gaming platform that you know, the person who's logging in on the other side of that transaction, and you know, by using the Arculus solution, you know, we can, you know, essentially guarantee that the second is on the payment side. So today, most, most transactions in the gaming space are what they call card not present. And gaming companies are paying very high interchange rates as a result, and fraud rates are high. So with the ability to help a gaming company ensure that you know who's on the other end of that transaction by you know, requiring them to tap that card to their phone to authenticate a payment transaction, you have the ability to reduce fraud and try to get the industry moving that transaction from card not present to card present. The third is that the gaming companies want customers to be able to store NFTs or non fungible tokens unique assets that they buy in games. And the fourth is they want customers to be able to pay with crypto. And so being able to bolt on a wallet and a cold storage solution. Those four examples, strong customer authentication, lowering the cost of payment acceptance, and FTS. And you know, bolting on a crypto solution are the examples I would give you in gaming. We think those have applicability in gambling, entertainment and other verticals as well.

David Drapkin (Boardroom Alpha): 18:58

The world seems to be trending in that direction, that's for sure. So I want to talk about the deal a little bit, I think Barron's reported a year ago that you were potentially exploring sale, he talked about, you know, if a if that was true or not, but no decision to not go down that route and then explore, you know, this back transaction versus a sale or a more traditional IPO or further private raise.

Jon Wilk (CEO, CompoSecure): 19:24

So we've had a private equity sponsor that's been in the company about six years very natural time for us to explore strategic options. And, you know, that could include anything from sale to a strategic, larger private equity buyer or exploring the public markets and, you know, like any good company or good board, we've explored a variety of options over time. You know, we think we have a very unique story here where we've got an existing business with strong growth, strong margins, but we also offer the upside Have outsized returns, if we can execute on what's in front of us on the crypto side. So with the Roman DBDR team, we get a really high value add partner, to help us achieve some of the success in the new spaces that we're tackling. So when we looked at IPO versus SPAC, the ability to go through a process and find the right partner, not a blank check, but the right partner to help us succeed, was was critical to me and the management team and our board. And we think we've found that and more with the Roman team who have been extraordinarily helpful around the business development side around the technology side with the experience that Don and Dixon Doll Jr. bring to the table. Right. But,

David Drapkin (Boardroom Alpha): 20:55

Don, I guess this is a question for you. On the Roman side, I'm sure you obviously explored, you know, several different candidates, what, what drove you guys, to the CompoSecure team and that story?

Dr. Donald Basile (CEO, DBDR): 21:09

So I think it's a couple of things, and Jon touched on them, but let me highlight them again. First of all, we didn't want a non-revenue company story, we back that in venture all the time. That wasn't interesting for a public market company. So Jon and team had created a real business with real margins very, very hard to do. Okay, had he done it over a five plus year period, as you mentioned, growing from, you know, sub 100 million to multi 100 million at scale. We found in there that key asset of a secure manufacturing facility, we could scale up very, very rapidly to many, many 10s of millions, if not hundreds of millions of cards. And we saw the opportunity from our side in the crypto digital asset space, having been in the space for five plus years understanding this space, and we thought we could bring it in. And then for your investor side, the most important thing maybe is we got this deal three and a half times sales. Yeah, you can pick your multiples in a crypto security space. But I can't find anything under 12, if not under the 20 or 30. So we believe we can get a venture like return out of this by executing with the team in a new space with almost no downside risk. Because amazing business. So you look at it from a deal perspective, from market opportunity perspective. And from a franchise perspective as a spec sponsor, we just were very, very excited to find the deal last year, and I'll emphasize the thing I said earlier, you need a team that you believe can execute. And this is where you know, when you find Jon, and you see what he's done his career. And he says he's done on the b2b side, which we agree with Jon is the most important market. Of course, we're going to do b2c don't get us wrong, right? We really believe that the opportunity of this this security is, as I said, venture like or better, even though it's a public company,

David Drapkin (Boardroom Alpha): 22:55

You sort of answered my my follow up question, which is going to be about the valuation that low multiple and sort of the opportunity to see going forward. So I won't necessarily ask that, in terms of you mentioned you were private equity sponsored. Is that LLR Partners you are referring? Are they going to continue to be large investors in the company post transaction? Or are they looking to exit?

Jon Wilk (CEO, CompoSecure): 23:19

So the existing team will own 60 plus percent of the company likely 60 to 70% of the company on a go forward basis that includes LLR Partners, that includes our founders, and the management team. So we all have a lot invested in the forward success of the company.

David Drapkin (Boardroom Alpha): 23:39

And then I guess a more technical question related just to the environment and in the stock market. Right. So given you know, we're seeing high redemptions. And many of these transactions, how are you thinking about, you know, capital structure in that scenario? And do you think you're adequately funded in a high redemption scenario to execute on on what you're looking to do?

Jon Wilk (CEO, CompoSecure): 24:08

So a couple things to highlight one, we're throwing off 100 million in free cash flow a year after capx. So yes, we think we're extremely well funded. And that is not the concern or a concern for us. Second is within the redemption world, you're actually seeing a bifurcation of redemptions where you're seeing some with low to moderate redemptions, and some with very high and we think that's somewhat of a flight to quality, where we think a company with our story with our valuation, and the upside opportunity that we offer, it should come out on the low end of that reduction rate. Right, and the market will speak.

Dr. Donald Basile (CEO, DBDR): 24:53

Now I just wanted to add one thing for that David is our PIPE is led by BlackRock, 10 trillion of assets, their big players in the gaming, gambling space. I think they know what they're doing being here with us, so we just add that in. And that, of course, that that capital also gives us, you know, cushion regarding redemption.

David Drapkin (Boardroom Alpha): 25:17

Right. And certainly the PIPE market these days is challenging. So congratulations on raising and raising that funding. Lastly, can you talk a bit about, you know, you mentioned the management team, and how that's, you know, paramount to execution, if you don't mind touching on the leadership team that that you have in place, and sort of how they're going to help set you guys up for success going forward?

Jon Wilk (CEO, CompoSecure): 25:46

Sure. So we've got our Chief Innovation Officer, Adam Lowe, who we took out of the defense industry about eight years ago, who helped create the Arculus product as well as many of the patents that we hold in our portfolio. We've got Tim Fitzsimmons, our chief financial officer has been in the company about nine years at this point came out of public accounting, GE Capital leasing, and the card industry. And one of the challenges for companies of our size going public is getting through your pcaob audits and upgrading essentially your accounting standards. And, and we have done I think, incredibly well going through that process can lead to a terrific function. You know, beyond that, we've we brought in a new Chief Operating Officer about a year and a half ago from the card industry to lead our manufacturing sector who was a terrific addition to the business. And then we've just got an exceptional blend of kind of new and existing talent to help lead this team on a go forward basis.

David Drapkin (Boardroom Alpha): 26:51

Great. You know, Don, Jon, you know, really appreciate you taking the time to talk about the story here today. Any, any last words of wisdom, you know, as as we wrap up here.

Jon Wilk (CEO, CompoSecure): 27:06

From my perspective, this is a unique opportunity, you highlighted that at the beginning. In our view, you don't see this kind of quality of existing business cash flows margins, combined with the upside opportunity that is in front of us and the new markets that we're tackling. Combined with the Roman team, we are, we think exceptionally well positioned for success in that market on the B2C. And most importantly, on the b2b side of that, so appreciate you having us today.

Dr. Donald Basile (CEO, DBDR): 27:39

Others close, David, you mentioned a few times the volatility of Bitcoin, which we all see every day. But as Jon pointed out, if you look at even six, seven months ago, when we were on the pipe roadshow to today, the adoption rate of wallets has gone from 50-70 million to over 200 million in the public filings. This is coming faster than anyone expects. You have hundreds of millions. And I think there's a number of projections out there, there'll be a couple billion more people on in the next 24 months. So if you think about the needs of crypto, NFT, security, this is the best solution is true. We all know how to carry a card, we all know how to tap and it's amazing solution. And you know, this market, we think is is just a very very infancy but the potential this mark, if you do any kind of math in your head, or on your spreadsheet, you realize where this company could go.

David Drapkin (Boardroom Alpha): 28:32

You guys buying NFT's?

Jon Wilk (CEO, CompoSecure): 28:35

Some on our side. Yeah, sure.

Dr. Donald Basile (CEO, DBDR): 28:37

Yeah, we have a company, a different company, a private company that does own a big NFT platform. And so it's very big in the NFT space.

David Drapkin (Boardroom Alpha): 28:47

Well, again, thanks again for for talking to us, you know, certainly a unique story in the back world given as you mentioned, the existing business and, and the great opportunity that that stands before us in the crypto world. So be fun to watch your guy's journey as you enter the public markets here in the near future. So really appreciate it and thanks again.

About CompoSecure and Arculus

Founded in 2000, CompoSecure is a pioneer and category leader in premium payment cards and an emergent provider of cryptocurrency and digital asset storage and security solutions. The company focuses on serving the affluent customers of payment card issuers worldwide using proprietary production methods that meet the highest standards of quality and security. The company offers secure, innovative, and durable proprietary products that implement leading-edge engineering capabilities and security. CompoSecure’s mission is to increase clients’ brand equity in the marketplace by offering products and solutions which differentiate the brands they represent, thus elevating cardholder experience. For more information, please visit www.composecure.com. ArculusTM was created with the mission to promote cryptocurrency adoption by making it safe, simple and secure for the average person to buy, swap and store cryptocurrency. With a strong background in security hardware and financial payments, the ArculusTM solution was developed to allow people to use a familiar payment card form factor to manage their cryptocurrency. For more information, please visit www.getarculus.com.

About Roman DBDR Tech Acquisition Corp.

Roman DBDR is a special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. While the company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the technology, media and telecom (“TMT”) industries. The company is led by its Co-Chief Executive Officers, Dr. Donald G. Basile and Dixon Doll, Jr. The Company’s experienced board of directors includes former NVCA Chairman and longtime venture capitalist Dixon Doll, Global Net Lease (NYSE: GNL) CEO James L. Nelson, former fund manager Paul Misir, investment banker and investor Arun Abraham, and entrepreneur Alan Clingman. For more information, please visit www.romandbdr.com Roman DBDR raised $236 million in its initial public offering (inclusive of underwriter’s exercise of over-allotment option) in November 2020 and is listed on Nasdaq under the symbol “DBDR”.

Forward-Looking Statements

Certain statements included in this Press Release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to statements regarding Roman DBDR’s or CompoSecure’s expectations, hopes, beliefs, intentions or strategies regarding the future, including, without limitation, statements regarding: (i) the ability of Roman DBDR and CompoSecure to complete the proposed merger described in the Press Release, (ii) the size, demand and growth potential of the markets for CompoSecure’s products and CompoSecure’s ability to serve those markets, (iii) the degree of market acceptance and adoption of CompoSecure’s products, (iv) CompoSecure’s ability to develop innovative products and compete with other companies engaged in the financial services and technology industry and (v) CompoSecure’s ability to attract and retain clients. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this Press Release, and on the current expectations of CompoSecure’s and Roman DBDR’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, a prediction or a definitive statement of fact or probability. Neither Roman DBDR nor CompoSecure gives any assurance that either Roman DBDR or CompoSecure will achieve its expectations. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CompoSecure and Roman DBDR. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Roman DBDR’s and CompoSecure’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the proposed merger; the inability to recognize the anticipated benefits of the proposed merger, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed merger. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the preliminary proxy statement on Schedule 14A (the “Proxy Statement”) relating to the proposed merger filed by Roman DBDR with the U.S. Securities and Exchange Commission (the “SEC”) and the definitive proxy statement and other documents filed by Roman DBDR from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of Roman DBDR or CompoSecure presently know or that Roman DBDR or CompoSecure currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Roman DBDR’s and CompoSecure’s expectations, plans or forecasts of future events and views as of the date of this Press Release. Roman DBDR and CompoSecure anticipate that subsequent events and developments will cause Roman DBDR’s and CompoSecure’s assessments to change. However, while Roman DBDR and CompoSecure may elect to update these forward-looking statements at some point in the future, Roman DBDR and CompoSecure specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Roman DBDR’s and CompoSecure’s assessments as of any date subsequent to the date of this Press Release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Certain market data information in this Press Release is based on the estimates of CompoSecure and Roman DBDR management.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Roman DBDR has filed a preliminary proxy statement with the SEC. A definitive proxy statement will be sent to stockholders of Roman DBDR seeking approval of the proposed merger. The documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge by contacting CompoSecure at: Marc P. Griffin, ICR for CompoSecure, 646-277-1290, CompoSecure-IR@icrinc.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Roman DBDR. CompoSecure, Roman DBDR and our respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Roman DBDR’s stockholders in connection with the proposed merger. Information regarding the names and interests in the proposed merger of Roman DBDR’s directors and officers is contained Roman DBDR’s filings with the SEC. Additional information regarding the interests of potential participants in the solicitation process has also been included in the preliminary, and will be included in the definitive, proxy statement relating to the proposed merger and other relevant documents filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

####